EXHIBIT 3.1



                               CERTIFICATE OF AMENDMENT

                                        OF THE

                           CERTIFICATE OF INCORPORATION OF

                             AMERICAN ELECTROMEDICS CORP.

                    (Pursuant to Sections 242, 211 and 212 of the
                         General Corporation Law of Delaware)

                                         ***

                    AMERICAN ELECTROMEDICS CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY
          CERTIFY:

                    FIRST: That the Board of Directors of the Corporation at a special meeting thereof held on August 12, 1996, duly adopted resolutions setting forth a proposed amendment (the "Amendment") to the Certificate of Incorporation of the Corporation, declaring the Amendment to be advisable and directing that the Amendment be considered for approval by the stockholders of the Corporation at the next annual meeting of stockholders held pursuant to Section 211 of the General Corporation Law of the State of Delaware, and stating that the Amendment will be effective only after the adoption thereof by a majority of the issued and outstanding shares of Common Stock of the Corporation entitled to vote and upon a determination by the Board that it is in the best interests of the Corporation and the stockholders and upon the filing thereof by the Corporation with the Secretary of State of the State of Delaware.

                    SECOND: That, at the Annual Meeting of Stockholders held on October 8, 1996, the Amendment was submitted for consideration to the stockholders of the Corporation and stockholders holding a majority of the issued and outstanding stock of the Corporation entitled to vote voted for the adoption of the Amendment.

                    THIRD:    That, thereafter, the Board of Directors of
          the Corporation at a special meeting thereof held on October 29, 1996 determined that the Amendment was in the best interests of the Corporation and the stockholders and adopted a resolution to amend the Certificate of Incorporation in accordance with Section 242 of the Delaware General Corporation Law as follows:

          RESOLVED, that, prior to the Company's next Annual Meeting of Stockholders, on the condition that no other amendment to the Company's Certificate of Incorporation shall have been filed subsequent to October 8, 1996 effecting a reverse stock split of the Common Stock, Article 4 of the Company's Certificate of Incorporation be amended by addition of the following provision:

               Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the Company's Common Stock, par value $.10 per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split, into a fraction thereof equal to one-fifth (1/5) of a share of the Company's outstanding Common Stock, par value $.10 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates"), whether one or more, shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates"), whether one or more, representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Company. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward or downward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

                    FOURTH:   That the Amendment was duly adopted the
          affirmative vote of a majority of the issued and outstanding stock entitled to vote, in accordance with the provisions of Sections 211 and 212 of the General Corporation Law of the State of Delaware.


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                    IN WITNESS WHEREOF, the undersigned has caused this
          Certificate to be signed by Michael T. Pieniazek, Secretary, this 31st day of October, 1996.

                                             AMERICAN ELECTROMEDICS CORP.

                                             By:/s/  Michael T. Pieniazek
                                                --------------------------
                                                  Michael T. Pieniazek
                                                  Chief Financial Officer
                                                  and Secretary